SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VOYA PRIME RATE TRUST

(Name of Registrant as Specified in Its Charter)

________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[VOYA PRIME RATE TRUST LETTER HEAD]

April 13, 2020

Dear Shareholder:

I am writing to bring to your attention changes that have been made to your Fund's By-Laws.

A number of changes relate to meetings of shareholders, including measures to ensure the safety of all shareholders and to promote the orderly conduct of meetings. Among other things:

-The By-Laws now include a provision authorizing the Fund, under certain circumstances, to permit attendance at a shareholder meeting by remote communications in order to ensure the safety of participants. The Board and Voya Investments, LLC (Voya), the Fund's investment adviser, considered this change critically important during this difficult period of the COVID-19 pandemic.

-The By-Laws now provide that any shareholder may raise for consideration, at an annual shareholder meeting, a proposal that is a proper subject for consideration at the meeting. A shareholder wanting to raise such a proposal is required to provide advance notice of the nature of the proposal and the basis for the proposal, as well as other information that may assist the Board and shareholders generally in deciding whether to vote for the proposal. Comparable notice and information requirements now apply for any trustee nominee put forward by a shareholder.

The Board and Voya believe these changes, recommended by Voya and approved by the Board, will support the rights of all shareholders to express their views through the voting process.

The revised By-Laws also change the voting standard for the election of a trustee of the Fund from a plurality of shares voted to the affirmative vote of the holders of sixty percent (60%) of the Fund's shares outstanding and entitled to vote. In adopting that change, the Board considered that Saba Capital Management, L.P., a New York-based hedge fund adviser, through multiple funds and/or accounts managed by it (collectively, Saba), has taken a significant position in the Fund, recently reporting ownership of approximately 24.3% of the Fund's outstanding shares. Saba has a long history of taking significant positions in closed-end investment companies and engaging in aggressive activities to maximize the value of its own investments in ways potentially detrimental to the interests of other shareholders. Saba has submitted a shareholder proposal for the Fund's annual shareholder meeting that requests that the Board consider authorizing a tender offer for 40% of the Fund's outstanding shares at a price at or near net asset value. Unless Saba withdraws the proposal, it will be included in the proxy materials for the Fund's annual shareholder meeting. Saba also has notified the Fund of its intention to nominate a slate of individuals chosen by Saba for election as trustees of the Fund at the Fund's annual shareholder meeting. If elected, those individuals would replace the entire existing Board.

The Board's decision to amend the voting standard in the By-Laws, and the decision of Voya to recommend the amendment to the Board, were motivated by general considerations of fairness and by the express purpose of the Investment Company Act of 1940 (the law that governs the operations of the Fund) that investment companies not be operated or managed for the benefit of persons who control them or for the benefit of certain classes of shareholders over others. The Board and Voya believe this By-Law amendment is an appropriate step to limit the ability of any one shareholder, Saba being an individual example, potentially to dictate the election of trustees chosen by it to an extent disproportionate to its interest in the Fund and potentially contrary to the best interests of shareholders of the Fund overall.

Under the prior plurality voting standard, because the entire Board is elected each year, a single significant shareholder, like Saba, owning a minority of the Fund's outstanding shares could have been in a position to control the Fund. Such a control position could have allowed a shareholder in Saba's position, before the Fund's annual meeting, to use its voting power to attempt to unduly influence the Board to take steps that favor it but that the Board might consider not to be in the best interests of the Fund and the Fund's shareholders overall. Or that position could have allowed a shareholder in Saba's position to put in place new trustees chosen by it who might be subject to its influence.

The Board and Voya will continue in the coming months to consider a range of options to enhance value for shareholders, including potentially to reduce the discount from net asset value at which the shares may trade. All options will be considered with the interests of all shareholders of the Fund in mind.

The Board will provide its recommendation regarding the tender offer proposal in the proxy materials for the annual meeting. The Board and Voya have met numerous times to discuss Voya's analysis of a potential tender offer of this magnitude and, based on the information considered to date, have serious concerns that the proposal may not be in the best interests of the Fund and all of its shareholders, for a number of reasons. Among those is the substantial risk, especially in times of volatile markets, that shareholders who do not tender their shares or who tender only a portion of their shares will be forced to subsidize payments to shareholders tendering all their shares in the tender offer, as Saba likely would. There are courses of action, other than a 40% tender offer, that may potentially benefit shareholders more broadly under a greater variety of market conditions and that may well have a less disruptive effect on the Fund's shareholders and its operations. Alternatives might include, for example, a distribution program designed to return capital to all shareholders through regular distributions or a number of smaller tender offers over a period of time. The Board has made no final determination as to any particular course of action, and any action the Board takes will need to be made in light of market conditions and other factors prevailing at the time. That is especially true in light of the current market turmoil, which has affected greatly the prices and liquidity of senior bank loan investments in general, including the types of loans in which the Fund invests.

The Board and Voya believe it is important that the decision-making process as to the options to enhance value for shareholders be flexible and focused on serving the interests of the Fund and its shareholders as a whole, and not only the interests of just one shareholder, like Saba. Under the new voting standard, trustee nominees chosen by Saba will need the votes of both Saba and approximately half of the shares owned by shareholders other than Saba in order to replace the entire existing Board. This should have the effect of limiting Saba's, or any one shareholder's, ability to control the Fund by replacing the Board with its own nominees, or through the threat that it will do so.

The Board and Voya remain committed to safeguarding the interests of all shareholders. Thank you for your continued support of our mission to meet your investment goals.

Sincerely,

/s/ Dina Santoro Dina Santoro President,

Voya Prime Rate Trust

For more information, the Fund refers interested parties to a Current Report on Form 8-K filed on April 13, 2020 with the Securities and Exchange Commission (the "SEC"), which includes a copy of the Amended and Restated By-Laws. The By-Laws set forth the application of the advance notice and information requirements to the 2020 annual shareholder meeting.

***

The investment objective of the Fund is to provide investors with as high a level of current income as is consistent with the preservation of capital. The Fund is managed by Voya Investments, LLC and sub-advised by Voya Investment Management Co. LLC, and its shares are distributed by Voya Investments Distributor, LLC. The adviser, the sub-adviser and the distributor are indirect, wholly-owned subsidiaries of Voya Financial, Inc. (NYSE: VOYA). The Fund's operations are based in Scottsdale, Arizona.

Past performance is no assurance of future results. Investment return and principal value of an investment in the Fund will fluctuate. Common shares, when sold, may be worth more or less than their original cost.

Voya Investments Distributor, LLC ꞏ 230 Park Ave, New York, NY 10169

Additional Information: The Fund, its trustees and certain of its officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Fund's 2020 annual meeting (the "2020 Annual Meeting"). The Fund intends to file a proxy statement and WHITE proxy card with the SEC in connection with any such solicitation of proxies from shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN

IMPORTANT INFORMATION. Information regarding the ownership of the trustees and officers of the Fund in common shares and other securities of the Fund is included in their filings with the SEC on Forms 3, 4, and 5, which can be found through the SEC's website at www.sec.gov. Additional information about the trustees and officers of the Fund and their interests is set forth in the Fund's Annual Report on N-CSR for the fiscal year ended February 28, 2019 (which was filed with the SEC on May 8, 2019), the Fund's proxy statement for its 2019 Annual Meeting of Shareholders (which was filed with the SEC on May 10, 2019), the Fund's registration statement on Form N-2 (which was last filed June 26, 2019) and in the Fund's other SEC filings, which can be found through the SEC's website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests in the Fund, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Fund with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge on the Fund's website at https://individuals.voya.com/product/closed-end-fund/profile/voya-prime-rate- trust.